BlackRock Principal Protected Trust

BlackRock Basic Value Principal Protected Fund

FILE #811-21162

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/08/08	METLIFE INC.	75,000,000	5,100	Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC